EXHIBIT 16

May 6, 2015

Office of the Chief Accountant
Securities and Exchange Commission
100F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated May 5, 2015 of iMedicor (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended June 30, 2013 and 2012, and our reviews of interim financial statements. We cannot confirm or deny that the appointment of Cross, Fernandez, & Riley LLP, was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

PMB Helin Donovan, LLP
/s/ PMB Helin Donovan, LLP
Austin, T